EXHIBIT 99.1

Cortland Bancorp Earns $2.5 Million in First Half of 2016, up 23% from 1H2015

CORTLAND, Ohio , July 26, 2016 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today reported net income increased 28% to $1.2 million, or $0.27 per share, for the second quarter of 2016, compared to $916,000, or $0.21 per share, for the second quarter of 2015.  For the first six months ended June 30, 2016, net income grew 23% to $2.5 million, or $0.58 per share, compared to $2.1 million, or $0.46 per share, for the first six months ended June 30, 2015.  All results are unaudited.

“After a great start to the year, we again delivered solid results in the second quarter, highlighted by solid loan and deposit growth and improving asset quality metrics.  Contributions from our mortgage banking business continue to exceed our expectations and boosting revenues,” said James M. Gasior, President and Chief Executive Officer.

“A favorable bankruptcy settlement associated with a commercial loan relationship that was on nonaccrual status, also helped to boost quarterly results.  We collected all past due interest and the entire principal on the secured portion of the loan totaling $2.5 million,” continued Gasior.

“In the first quarter, we also repaid $4.5 million in high-cost Federal Home Loan Bank (FHLB) advances, leaving $13.5 million remaining in long-term borrowings with an average cost of 4.15%.  While the timing and direction of future of interest rate changes remain uncertain, the final maturities of these four remaining FHLB advances are scheduled to occur in December 2016, January, May and September 2017.  These advances represented 20% of our second quarter funding costs.  When they mature, we anticipate refinancing the advances at a much lower interest rate, and we estimate the annual reduction in interest expense will be approximately $300,000.  This improvement in our funding mix will have a positive impact on our already strong net interest margin,” said David Lucido, Senior Vice President and Chief Financial Officer.

Second Quarter 2016 (at, or for the period June 30, 2016):

  Net interest income increased 10% to $5.0 million, compared to $4.6 million for the second quarter of 2015, and grew 7% from $4.7 million for the first quarter of 2016.  Year-to-date, net interest income increased 6% to $9.7 million, compared to $9.1 million for the first half of 2015.

  Non-interest income, excluding investment gains and losses, increased 30% to $1.2 million, compared to $896,000 for the second quarter of 2015, and grew 7% from $1.1 million for the first quarter of 2016.  Year-to-date, non-interest income increased 15% to $2.2 million, compared to $1.9 million for the first half of 2015.

  For the second quarter of 2016, net interest margin (“NIM”) was 3.77% compared to 3.66% for the second quarter of 2015 and 3.58% for the first quarter of 2016.  For the first six months of 2016 NIM was 3.67% compared to 3.66% for the first six months of 2015. The impact of the settlement on net interest margin was 22 basis points for the quarter and 11 basis points for the first six months of 2016.

  Total loans increased 7%, to $384.1 million, compared to $357.9 million, at June 30, 2015, and grew 3%, from $373.8 million at March 31, 2016.

  Total deposits grew 9% to $488.7 million from a year ago, and increased 1% from $481.9 million at March 31, 2016.

  Nonperforming assets as a percentage of total assets declined 10% to 1.54%, from 1.71% a year earlier, and dropped 25% from 2.05% on a linked quarter basis.

  Allowance for loan losses as a percentage of total loans was 1.27% for the second quarter, compared to 1.52% at June 30, 2015.
  Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.88% and tangible equity to tangible assets of 9.93%.

  A quarterly cash dividend of $0.07 per share will be payable on September 1, 2016 to shareholders of record on August 10, providing a 1.9% current yield at recent market prices.

Operating Results

Net Interest Income
Primarily due to higher average loan balances and lower cost of funds, second quarter net interest income increased 10% to $5.0 million, compared to $4.6 million for the second quarter a year ago.  Net interest income grew 7% from $4.7 million for the first quarter of 2016.  For the first half of 2016, net interest income increased 6% to $9.7 million, compared to $9.1 million for the first half of 2015.

Net Interest Margin
The net interest margin (NIM) was 3.77% for the second quarter of 2016, compared to 3.66% for the second quarter of 2015, and 3.58% for the first quarter of 2016.  For the first half of 2016, NIM improved by one basis point to 3.67% compared to 3.66% for the first half of 2015.  “Our net interest margin for second quarter reflects the bankruptcy settlement associated with nonaccrual loans isolated to one borrower,” said Lucido.  “Also contributing to our improved net interest margin in the quarter were higher yields generated from our organic loan growth.”

No provision for loan losses was necessary for the second quarter of 2016, as a result of the positive outcome on the above-mentioned bankruptcy case and improving overall credit quality.  There was a loan loss provision of $130,000 for the second quarter a year ago, compared to no provision for the first quarter of 2016.  No provision for loan losses was booked for the six months ended June 30, 2016, compared to a provision of $290,000 for the six months ended June 30, 2015.

Non-Interest Income
Total non-interest income, excluding investment gains and losses, increased 30% to $1.2 million for the second quarter of 2016, compared to $896,000 for the second quarter of 2015, and grew 7% from $1.1 million for the first quarter of 2016.  Non-interest income increased 15% to $2.2 million for the first six months of 2016, from $1.9 million for the first six months of 2015.

“Net gains from our mortgage banking operation continue to add significantly to our non-interest income both year-over-year and on a linked quarter basis.  Strong loan demand for new home purchases and refinancing have exceeded our expectations, primarily due to the continued low interest rate environment and to an improving local economy,” added Gasior.  New home purchases and construction accounted for 89% of mortgage volume while refinancing transactions represented 11% of loan volumes for the second quarter.

Operating Expenses
Non-interest expense for the second quarter of 2016 totaled $4.7 million, compared to $4.2 million for the second quarter of 2015, and $4.5 million for the first quarter of 2016.  For the first six months of 2016, non-interest expense was $9.2 million, compared to $8.2 million for the first six months of 2015.  The higher non-interest expense in the second quarter was primarily due to additional employee compensation and on-going incentive program costs, while the first quarter expenses included the prepayment penalty on retired, high cost FHLB notes.

Year-to-date, the efficiency ratio was 72.52%, compared to 71.10% for the first six months of 2015.  “The modest increase in the efficiency ratio reflects higher personnel costs relating to the new Canfield branch office and the mortgage and commercial lending business lines which have added sales and support staff to manage an increase in loan originations and to pursue additional growth opportunities for both lines of business,” said Lucido

“The effective tax rate for the second quarter of 2016 was 19.2% compared to 17.9% in the second quarter a year ago reflecting the benefits of investments with tax incentives and tax free components of our revenue stream,” added Lucido.

Balance Sheet and Asset Quality
Total assets grew 7% year-over-year to $606.4 million at June 30, 2016, compared to $568.8 million at June 30, 2015, and increased 3% from $590.4 million at March 31, 2016.

The investment securities totaled $163.8 million at June 30, 2016, compared to $167.5 million at June 30, 2015, and $166.0 million at March 31, 2016.  As of June 30, 2016, the securities primarily comprised of high-grade mortgage-back securities issued by U.S. Government sponsored entities.  The decline in investment securities year-over-year, and from the preceding quarter, was essentially due to funding the higher-yielding and growing loan portfolio.

Total loans increased 7% to $384.1 million at June 30, 2016, compared to $357.9 million a year ago and grew 3% from $373.8 million at March 31, 2016.  “Loan production remained solid in the second quarter propelled by commercial real estate and business loans.  At the same time, we see significant potential for growth in our loan origination pipelines,” commented Gasior. The loan portfolio is diversified, composed of both retail and business with commercial real estate loans accounting for 63%, of which 18% were owner-occupied by businesses.  Commercial loans accounted for 17% while residential 1-4 loans accounted for 13%.  Consumer and home equity loans accounted for 7% of total loans.

Total deposits grew $41.3 million, or 9%, to $488.7 million at June 30, 2016, from $447.4 million at June 30, 2015, and were up $6.7 million, or 1%, compared to $481.9 million at March 31, 2016.  Noninterest-bearing deposits accounted for 22% of total deposits; interest-bearing demand deposits accounted for 9%, while money market and savings accounted for 42% of total deposits.  Certificates of deposits were 27% of the deposit mix.

At June 30, 2016, nonperforming loans declined 24% to $8.5 million, or 2.22% of total loans compared to $11.3 million, or 3.02% of total loans at March 31, 2016.  The ratio of nonperforming assets to total assets improved to 1.54% at June 30, 2016, from 2.05% at the end of the preceding quarter and 1.71% a year ago.  Excluding performing restructured loans, nonaccrual loans were $2.4 million, or 0.64% of total loans at June 30 2016, compared to $4.9 million, or 1.32% of loans at the end of the preceding quarter, and $5.3 million, or 1.48% of total loans a year ago.  “The improvement in asset quality both year-over-year and on a linked quarter basis was primarily driven by the $2.2 million principal recovery from the bankruptcy court,” commented Gasior.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin.  For the quarter ended June 30, 2016, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.64%	9.19%	5.00%
Tier 1 risk-based capital ratio	13.81%	11.95%	8.00%
Total risk-based capital ratio	14.88%	14.32%	10.00%

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two financial services centers, in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward Looking Statement
This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended					Six Months Ended
	June 30, 2016	June 30, 2015	Var %	Mar. 31, 2016	Var %	June 30, 2016	June 30, 2015	Var %
SUMMARY OF OPERATIONS
Interest income	$5,740	$5,206	10%	$5,393	6%	$11,133	$10,423	7%
Interest expense	(719)	(631)	14	(692)	4	(1,411)	(1,279)	10
Net interest income	5,021	4,575	10	4,701	7	9,722	9,144	6
Provision for loan losses	—	(130)	(100)	—	—	—	(290)	(100)
NII after loss provision	5,021	4,445	13	4,701	7	9,722	8,854	10
Investment security gains (losses)	4	(38)	111	324	(99)	328	(30)	1,193
Non-interest income	1,161	896	30	1,083	7	2,244	1,943	15
Non-interest expense	(4,734)	(4,187)	13	(4,484)	6	(9,218)	(8,181)	13
Income before tax	1,452	1,116	30	1,624	(11)	3,076	2,586	19
Federal income tax expense	279	200	40	262	6	541	521	4
Net income	$1,173	$916	28%	$1,362	(14)%	$2,535	$2,065	23%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,407	4,518	(2)%	4,405	—%	4,407	4,518	(2)%
Earnings per share, basic and diluted	$0.27	$0.21	29	$0.31	(13)	$0.58	$0.46	26
Dividends per share	0.07	0.06	17	0.07	—	0.14	0.12	17
Market value	15.00	14.15	6	15.40	(3)	15.00	14.15	6
Book value	13.67	12.50	9	13.23	3	13.67	12.50	9
Market value to book value	109.73%	113.20%	(3)	116.40%	(6)	109.73%	113.20%	(3)

BALANCE SHEET DATA
Assets	$606,361	$568,819	7%	$590,393	3%	$606,361	$568,819	7%
Investments securities	163,796	167,456	(2)	166,043	(1)	163,796	167,456	(2)
Total loans	384,058	357,873	7	373,788	3	384,058	357,873	7
Total deposits	488,675	447,373	9	481,941	1	488,675	447,373	9
Borrowings	41,942	56,638	(26)	41,263	2	41,942	56,638	(26)
Shareholders’ equity	60,223	56,455	7	58,270	3	60,223	56,455	7

AVERAGE BALANCE SHEET DATA
Average assets	$602,749	$561,263	7%	$593,006	2%	$597,878	$561,338	7%
Average total loans	379,274	348,506	9	381,224	(1)	380,249	348,344	9
Average total deposits	492,432	447,987	10	485,115	2	488,774	447,586	9
Average shareholders' equity	58,878	56,443	4	57,438	3	58,159	56,409	3

ASSET QUALITY RATIOS
Net charge-offs	$320	$41	680%	$14	2,186%	$334	$38	779%
Net charge-offs to average loans	0.34%	0.05%	580	0.01%	3,300	0.18%	0.02%	800
Non-performing loans as a % of loans	2.22	2.48	(10)	3.02	(26)	2.22	2.48	(10)
Non-performing assets as a % of assets	1.54	1.71	(10)	2.05	(25)	1.54	1.71	(10)
Allowance for loan losses as a % of total loans	1.27	1.52	(17)	1.39	(9)	1.27	1.52	(17)
Allowance for loan losses as a % of non-performing loans	56.88	61.55	(8)	45.82	24	56.88	61.55	(8)

FINANCIAL RATIOS\STATISTICS
Return on average equity	7.97%	6.49%	23%	9.49%	(16)%	8.72%	7.32%	19%
Return on average assets	0.78	0.65	20	0.92	(15)	0.85	0.74	15
Net interest margin	3.77	3.66	3	3.58	5	3.67	3.66	0
Efficiency ratio	73.84	74.01	—	71.13	4	72.52	71.10	2
Average number of employees (FTE)	162	152	7	156	4	159	151	5

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.64%	10.83%	(2)%	10.63%	—%	10.64%	10.83%	(2)%
Bank	9.19	9.23	—	9.17	—	9.19	9.23	—
Common equity tier 1 ratio
Company	12.74	12.88	(1)	12.85	(1)	12.74	12.88	(1)
Bank	11.95	11.98	—	12.06	(1)	11.95	11.98	—
Tier 1 risk-based capital ratio
Company	13.81	14.04	(2)	13.95	(1)	13.81	14.04	(2)
Bank	11.95	11.98	—	12.06	(1)	11.95	11.98	—
Total risk-based capital ratio
Company	14.88	15.28	(3)	15.12	(2)	14.88	15.28	(3)
Bank	14.32	14.63	(2)	14.57	(2)	14.32	14.63	(2)

CONTACT:

James M. Gasior, President & CEO
(330) 282-4111

The Cereghino Group
IR CONTACT: 206-388-5785